EXHIBIT 99.1

PHILLIPS-VAN HEUSEN CORPORATION

200 MADISON AVENUE

NEW YORK, N.Y. 10016

FOR IMMEDIATE RELEASE:

January 11, 2010

Contact:

Michael Shaffer

Executive Vice President and Chief Financial Officer

(212) 381-3523

www.pvh.com

PHILLIPS-VAN HEUSEN CORPORATION RAISES FOURTH QUARTER AND FULL YEAR 2009 GUIDANCE

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FOURTH QUARTER 2009 EPS PROJECTED TO BE $0.52 TO $0.54 VERSUS NON-GAAP EPS OF $0.30 AND GAAP LOSS PER SHARE OF $0.74 IN THE PRIOR YEAR’S FOURTH QUARTER

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FULL YEAR 2009 NON-GAAP EPS PROJECTED TO BE $2.73 TO $2.75; FULL YEAR GAAP EPS PROJECTED TO BE $3.09 TO $3.11

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FOURTH QUARTER 2009 REVENUE PROJECTED TO INCREASE 7% TO 8% OVER PRIOR YEAR FOURTH QUARTER NON-GAAP REVENUE, OR 4% TO 5% ON A GAAP BASIS

New York, New York – January 11, 2010 – Phillips-Van Heusen Corporation [NYSE: PVH], in advance of the presentation by Company management on January 12, 2010 at the Cowen and Company 8th Annual Consumer Conference, today announced that it is updating its previous guidance by increasing its earnings and revenue estimates for both the fourth quarter and full year 2009 and its cash flow estimate for the full year 2009.

For the fourth quarter 2009, the Company is currently estimating that earnings per share will be $0.52 to $0.54 versus its prior guidance of $0.38 to $0.42.  This compares to non-GAAP earnings per share in the prior year’s fourth quarter of $0.30.  Total revenue for the fourth quarter is currently estimated to be $603 million to $608 million, or an increase of approximately 7% to 8% versus prior year fourth quarter non-GAAP revenue of $561 million.  The Company’s updated guidance reflects its strong performance throughout the fourth quarter, including during the holiday season.  Business in the Company’s outlet retail divisions is significantly exceeding prior expectations, with estimated fourth quarter 2009 comparable store sales of positive 8% versus the prior projection of positive 2% to 3%.  Additionally, the global growth momentum of the Calvin Klein brand continued, with royalty revenue currently projected to increase at least 10% for the fourth quarter as compared to the prior year period.  Also included in the Company’s updated earnings guidance is an increase in advertising expenditures of approximately $15 million over the prior year’s fourth quarter.  (Please see section entitled “Non-GAAP Exclusions” later in this release.)

Non-GAAP earnings per share for the full year 2009 is currently estimated to be $2.73 to $2.75 versus the prior non-GAAP guidance of $2.59 to $2.63.  Total revenue for the full year 2009 is now projected to be approximately $2.39 billion.  (Please see section entitled “Non-GAAP Exclusions” later in this release.)

GAAP loss per share was $0.74 in the prior year’s fourth quarter.  On a GAAP basis, total revenue for the fourth quarter is expected to increase 4% to 5% compared to fourth quarter 2008 revenue of $578 million.  GAAP earnings per share is projected to be $3.09 to $3.11 for the full year 2009.  The Company previously projected that full year 2009 GAAP earnings per share would be in a range of $2.95 to $2.99.

Cash flow for the full year 2009 is currently estimated to be $100 million to $110 million, as compared to the Company’s previous guidance of $80 million to $85 million.

Non-GAAP Exclusions:

The discussions in this release that refer to non-GAAP amounts exclude the following:

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Costs incurred in connection with the Company’s restructuring initiatives announced in the fourth quarter of 2008, including the shutdown of the Company’s domestic production of machine-made neckwear, a realignment of the Company’s global sourcing organization, reductions in warehousing capacity, lease termination fees for retail stores and other initiatives to reduce corporate and administrative expenses.  Such costs associated with these initiatives are as follows:

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Pre-tax costs of $17.2 million that were incurred in the first three quarters of 2009.

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Pre-tax costs of $17.8 million that were incurred in the fourth quarter of 2008.  In addition, pre-tax non-cash fixed asset impairment charges of $63.8 million were recorded in the fourth quarter of 2008 that principally related to approximately 200 of the Company’s retail stores.

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The fourth quarter 2008 operating results and exit costs associated with the Company’s Geoffrey Beene outlet retail division, which was closed during 2008.  The net pre-tax costs related to the operating results and exit costs associated with the Company’s Geoffrey Beene outlet retail division were $3.5 million for the fourth quarter of 2008.  Revenue related to the Geoffrey Beene outlet retail division was $16.5 million for the fourth quarter of 2008.

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The tax benefit of the above pre-tax costs, and a net tax benefit of approximately $30 million that was recorded primarily in the third quarter of 2009, related principally to the lapse of the statute of limitations with respect to certain previously unrecognized tax positions.

Please see reconciliations of GAAP to non-GAAP amounts later in this release.

Details on Accessing Live Webcast and Replay:

The Company’s presentation at the Cowen and Company Conference will take place at 2:00 PM EST on Tuesday, January 12, 2010. The live webcast (audio-only) and a replay, which will be available beginning one hour after the conference, may be accessed by logging onto www.pvh.com and going to the News Releases page under the Investor Relations tab.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements made in this press release and during the presentation, including, without limitation, statements relating to the Company’s future revenue, earnings and cash flows, plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors and other factors;  (iii) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth and inventory, including the Company’s ability to continue to develop and grow the Calvin Klein businesses in terms of revenue and profitability; (iv) the Company’s operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit the Company’s ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials, the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced), and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (v) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers limit or cease shopping in order to avoid exposure or become ill; (vi) acquisitions and issues arising with acquisitions and proposed transactions, including without limitation, the ability to integrate an acquired entity into the Company with no substantial adverse affect on the acquired entity’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance; (vii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands and (viii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

This press release includes, and the presentation will include, certain non-GAAP financial measures, as defined under SEC rules.  A reconciliation of these measures is included in the financial information later in this release, in the Company’s Current Reports on Form 8-K that are furnished to the SEC in connection with the Company’s earnings releases, and in the Company’s 2008 Annual Report to Stockholders, as noted, which are available on the Company’s website at www.pvh.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue, earnings or cash flows, whether as a result of the receipt of new information, future events or otherwise.

PHILLIPS-VAN HEUSEN CORPORATION

Reconciliations of GAAP to Non-GAAP Amounts

The Company believes presenting its (1) estimated full year 2009 results excluding (x) the costs incurred in connection with its restructuring initiatives announced in the fourth quarter of 2008; and (y) the net tax benefit related principally to the lapse of the statute of limitations with respect to certain previously unrecognized tax positions, and (2) fourth quarter 2008 results excluding (x) the costs incurred in connection with its restructuring initiatives announced in the fourth quarter of 2008; (y) fixed asset impairment charges for approximately 200 of the Company’s retail stores; and (z) the operating results and exit costs associated with the Company’s Geoffrey Beene outlet retail division, both of which are on a non-GAAP basis, provides useful additional information to investors. The Company believes that the exclusion of such amounts facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company has provided the reconciliations set forth below to present its earnings per share on a GAAP basis and excluding these amounts. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s earnings per share amounts excluding the costs associated with its restructuring initiatives, the fixed asset impairment charges for approximately 200 of the Company’s retail stores and the operating results and exit costs associated with the Company’s Geoffrey Beene outlet retail division are also the basis for certain incentive compensation calculations.  Additionally, the Company believes presenting its fourth quarter 2009 revenue change from fourth quarter 2008 excluding the revenue of its Geoffrey Beene outlet retail division, which is on a non-GAAP basis, provides useful additional information to investors by eliminating amounts that it believes are not comparable between periods due to the closure of the Geoffrey Beene outlet retail division.

2008 Fourth Quarter Earnings Per Share

GAAP loss per share	$(0.74)

Per share impact of (i) restructuring initiatives; (ii) fixed asset impairment charges for approximately 200 of the Company’s retail stores; and (iii) the operating results and exit costs associated with the Company’s Geoffrey Beene outlet retail division
(total pre-tax charges of $85.1 million, or $53.6 million after-tax)	$1.04

Earnings per share excluding the impact of (i) restructuring initiatives; (ii) fixed asset impairment charges for approximately 200 of the Company’s retail stores; and (iii) the operating results and
exit costs associated with the Company’s Geoffrey Beene outlet retail division	$0.30

Estimated 2009 Full Year Earnings Per Share

GAAP earnings per share estimated range	$3.09 - $3.11

Estimated per share impact of restructuring initiatives (pre-tax charges of $17.2 million)
and the net tax benefit of $29.6 million related principally to the lapse of the statute of limitations with respect to certain previously unrecognized tax positions
(total net income of $19.0 million after-tax)	$(0.36)

Estimated earnings per share range excluding the impact of restructuring initiatives and the net tax benefit related principally to the lapse of the statute of limitations with respect
to certain previously unrecognized tax positions	$2.73 - $2.75

Fourth Quarter Revenue
(dollar amounts in millions)

	2009 (Estimated)			2008	% Change

GAAP revenue	$603.0	-	$608.0	$577.8	4% - 5%

Geoffrey Beene outlet retail division revenue				$ 16.5

Revenue excluding Geoffrey Beene outlet retail division	$603.0	-	$608.0	$561.3	7% - 8%

PREVIOUS PROJECTION for 2009 Full Year Earnings Per Share

Previous projection for GAAP earnings per share range	$2.95 - $2.99

Estimated per share impact of restructuring initiatives (pre-tax charges of $17.2 million)
and the net tax benefit of $29.6 million related principally to the lapse of the statute of limitations with respect to certain previously unrecognized tax positions
(total net income of $19.0 million after-tax)	$(0.36)

Previous projection for earnings per share range excluding the impact of restructuring initiatives and the net tax benefit related principally to the lapse of the statute of limitations with respect
to certain previously unrecognized tax positions	$2.59 - $2.63

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